Exhibit 10.01c

Form of Standard OPTION AWARD

UNDER THE

2002 PRAXAIR, INC.

LONG TERM INCENTIVE PLAN

This Award, made as of the          day of                          (the “Grant Date”) by PRAXAIR, INC., a Delaware corporation, having an office at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 (hereinafter called the “Corporation”).

W I T N E S S E T H:

The Corporation hereby grants to                          (hereinafter called the “Participant”), as of the Grant Date, a non-qualified stock option to purchase                      shares of the common stock of the Corporation (par value of $.01 per share) at $             per share upon the following terms and conditions:

1. Vesting. Except as otherwise provided in this Award and subject to the provisions of paragraph 3, this option may be exercised only on or after                 , [in no event less than three years following the date of grant, provided that the option may partially vest after no less than one year so long as the entire grant does not vest fully until at least three years have elapsed from the date of grant]. The option may be exercised only in a whole number of shares. In the event that the option is not evenly divisible by three, the remaining amount shall be added to the last vesting period. Notwithstanding the foregoing, the entire option shall become immediately vested and exercisable upon the occurrence of either the Participant’s death or a Change in Control.

2. Expiration. Except as otherwise provided herein, this option shall expire on the tenth anniversary of the Grant Date.

3. Exercisability.

(a) This option shall be exercisable by the Participant only while the Participant is in active employment with the Corporation or a Subsidiary or Affiliate of the Corporation and shall be immediately forfeited upon the effective date of the Participant’s termination of employment with the Corporation or a Subsidiary or Affiliate of the Corporation, except that this option shall continue to be exercisable:

(i) at any time prior to its expiration date in the case of the Participant’s Disability or Retirement; provided, however, that following the Participant’s Disability or Retirement, this option shall only become vested and exercisable in accordance with paragraph 1; and provided further, that in the event of the Participant’s Retirement prior to [one year from the date of grant], this option shall never become vested and exercisable and shall be immediately forfeited upon the effective date of the Participant’s Retirement;

(ii) during a three-year period commencing on the date of the Participant’s termination of employment by the Corporation or a Subsidiary or Affiliate of the Corporation other than for cause provided, however, that following such termination of the Participant’s employment other than for cause, this option shall only become vested and exercisable in accordance with paragraph 1 above; and provided further, that, except as otherwise determined by the Corporation’s Chief Executive Officer or his designee, in the event of the Participant’s termination of employment by the Corporation or a Subsidiary or Affiliate of the Corporation other than for cause prior to [one year from the date of grant], this option shall never become vested and exercisable and shall be immediately forfeited upon the effective date of such termination of the Participant’s employment;

(iii) during a three-year period commencing on the date of the Participant’s death;

(iv) during a three-year period commencing on the date of termination of the Participant’s employment, by the Participant or by the Corporation or a Subsidiary or Affiliate of the Corporation, other than for cause, within two years after a Change in Control, or

(v) otherwise as the Committee may determine, if the Committee decides that it is in the best interests of the Corporation to permit individual exceptions.

(b) In no event may this option be exercised on or after its expiration date.

(c) An individual who is employed by a Subsidiary or Affiliate of the Corporation shall be deemed to have terminated employment for purposes of this Award at such time as the Corporation and its Subsidiaries own, either directly or indirectly, less than 50% of the employing Subsidiary’s or Affiliate’s total financial interests or combined voting power.

4. Transferability. This option is not transferable other than (a) in the event of the Participant’s death, in which case this option shall be transferred pursuant to the beneficiary designation then on file with the Corporation, or, in the absence of such a beneficiary designation, by will or the laws of descent and distribution, or (b) in the event of a beneficiary’s or distributee’s death, this option shall be transferred to his/her estate and may be exercised only by the executor or administrator of such estate. In either of the foregoing events, this option may be exercised by the executor or administrator of the Participant’s estate, by the Participant’s beneficiary or distributee(s), or by the executor or administrator of the beneficiary’s or distributee’s estate, as applicable, within the time limitations provided in paragraphs 1, 2 and 3 hereof.

5. Exercise of Option.

(a) Notice of Exercise. This option may be exercised at the office of the Corporation in Danbury, Connecticut (or at such other location as determined by the Corporation) with respect to a part or all of the shares covered by the option and then exercisable by giving notice to the Corporation (or its designee as communicated from time to time) of the exercise of the option.

(b) Exercise Price Payment. The option price for the shares for which this option is exercised shall be paid by the exerciser not later than ten business days after the date of exercise, (i) in cash, (ii) in whole shares of common stock of the Corporation owned by the exerciser prior to exercising the option, (iii) by having the Corporation withhold shares that would otherwise be delivered to the exerciser pursuant to the exercise of the option, or (iv) in a combination of cash and delivery of whole shares, or cash and the withholding of shares. The value of any share of common stock delivered or withheld in payment of the option price shall be its Market Price on the date the option is exercised. Notwithstanding the foregoing, the Corporation may refuse to allow payment by any method other than cash if the Corporation determines that allowing such payment would result in the imposition of variable accounting on the Corporation.

(c) Taxes. To enable the Corporation to meet any applicable federal, state or local withholding tax requirements arising as a result of the exercise of the option, the exerciser shall pay the Corporation the amount of tax to be withheld, if any, (i) in cash, (ii) in whole shares of common stock of the Corporation owned by the exerciser prior to exercising the option, (iii) for exercises by the Participant only, by having the Corporation withhold shares that would otherwise be delivered to the Participant pursuant to the exercise of the option (but only to cover the minimum legally required tax withholding), or (iv) in a combination of cash and a delivery of whole shares. The value of any share of common stock so delivered or withheld shall be the Market Price on the date used to determine the amount of tax to be withheld. The Corporation reserves the right to (i) disapprove a Participant’s election to utilize any of the alternatives under this paragraph (c), and (ii) to delay the completion of any exercise of this option until the applicable withholding tax has been paid.

(d) Delivery of Shares. Upon the exercise of an option with respect to a part or all of the shares in the manner and within the time herein provided, the Corporation shall issue and deliver to the exerciser, or to the exerciser’s dividend reinvestment account, the number of shares of its common stock with respect to which the option was exercised. However, if an option is exercised after the death of the Participant, beneficiary or distributee, then the Corporation shall have the right, in lieu of issuing and delivering shares of stock, of returning the option payment to the exerciser and paying to such person the amount by which the Market Price on the date of exercise exceeds the option price with respect to the number of shares for which the option was exercised.

6. Terms and Conditions. This option is awarded pursuant to the Plan and is subject to all of the terms and conditions of the Plan which terms and conditions shall control in the event of any conflict with this Award.

7. Applicable Law. This Award shall be interpreted and construed in accordance with the laws of the State of Connecticut.

8. Definitions.

(a) “Change in Control” means a change in control of the Corporation as defined in the Plan.

(b) “Committee” means the Compensation and Management Development Committee of the Board of Directors of the Corporation or any other Committee which such Board of Directors appoints to administer the Plan.

(c) “Corporation” means Praxair, Inc.

(d) “Disability” means a Participant’s inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of six (6) months or longer.

(e) “Market Price” means the mean of the high and low prices of the common stock of the Corporation as reported in the New York Stock Exchange Composite Transactions on the specified date (or on the next preceding day such stock was traded on a stock exchange included in the New York Stock Exchange—Composite Transactions if it was not traded on any such exchange on the specified date).

(f) “Plan” means the 2002 Praxair, Inc. Long Term Incentive Plan, as amended and restated as of February 24, 2004, and as further amended from time to time.

(g) “Retirement” means termination of employment with the Corporation or a Subsidiary or Affiliate, other than for cause, with the right under the Corporation’s Retirement Program to receive a non-actuarially reduced pension immediately upon separation from service. Provided, however, that if the Participant is employed by a foreign Affiliate of the Corporation and/or is not eligible to participate in the Corporation’s Retirement Program, Retirement means termination of employment with the Corporation or a Subsidiary or Affiliate, other than for cause, after (i) attaining age 65, (ii) attaining age 62 and completing at least 10 years of employment with the Corporation, or (iii) having accumulated 85 points, where each year of the Participant’s age and each year of employment with the Corporation count for one point.

9. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event of any actions by the Participant determined by the Committee to (a) constitute a conflict of interest with the Corporation, (b) be prejudicial to the Corporation’s interests, or (c) violate any non-compete agreement or obligation of the Participant to the Corporation, any confidentiality agreement or obligation of the Participant to the Corporation, the Corporation’s applicable policies, or the Participant’s terms and conditions of employment.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

PRAXAIR, INC.

By: